UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINAEDU CORPORATION

(Exact name of Registrant as specified in its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

ChinaEdu Corporation

4th Floor-A, GeHua Building,

QinglongHutong No 1, Dongcheng District

Beijing, 100007 People’s Republic of China

Tel: 8610 8391-5888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ChinaEdu Corporation Equity Incentive Plan

(Full title of the Plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(Name and address of agent for service)

(212) 590-9009

(Telephone number, including area code, of agent for service)

Copy to:

James E. Showen, Esq.

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Ordinary Shares, par value $0.01 per share(1)	9,976,667	$1.35	$13,468,500
Ordinary Shares, par value $0.01 per share(1)	788,643	$2.28	$1,798,106
Totals	10,765,310	—	$15,266,606	$600.00

(1)

These Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents three Ordinary Shares.  The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147630).

(2)

The maximum aggregate number of Ordinary Shares that may be issued under the Equity Incentive Plan (the “Plan”) as of the date of this Registration Statement is 10,765,310, plus an annual increase to be added on January 1st of each year in an amount equal to two percent (2%) of the total number of Ordinary Shares of the Registrant outstanding on December 31st of the preceding calendar year (rounded down to the nearest whole share).  The number of Ordinary Shares that are subject to options at any time under the Plan may not exceed the number of Ordinary Shares that then remain available for issuance under the Plan.  Ordinary Shares offered under the Plan may be authorized but unissued Ordinary Shares or treasury Shares.  In the event that Ordinary Shares previously issued under the Plan are re-acquired by the Company, such Ordinary Shares will be added to the number of Ordinary Shares then available for issuance under the Plan. In the event that an outstanding option for any reason expires or is canceled, the Ordinary Shares allocable to the unexercised portion of such option will be added to the number of Ordinary Shares then available for issuance under the Plan. Pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover, in addition to the number of Ordinary Shares shown above, an indeterminate number of Ordinary Shares of the Company to be offered and sold under the Plan that may be issued as a result of the antidilution and other adjustment provisions therein.

(3)

Pursuant to Rule 457(h)(1) under the Securities Act, the maximum aggregate offering price is calculated as the sum of (a) the product of 9,976,667 Ordinary Shares issuable upon exercise of outstanding options as of the date of this Registration Statement multiplied by the weighted average exercise price of approximately $1.35 per share (based on exercise prices varying from $0.50 per share to $2.86 per share), which is equal to an aggregate offering price of $13,468,500, and (b) the product of (i) the remaining 788,643 shares that may be issued under the Plan multiplied by (ii) the quotient of the average of the high and low prices of the Company’s ADSs as quoted on the Nasdaq Global Market on May 16, 2008 (or $6.83) divided by three (since each ADS represents three Ordinary Shares), which is equal to an aggregate offering price of $1,798,106.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the ChinaEdu Corporation Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated under the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by ChinaEdu Corporation (the “Company”) with the Commission by the Company, are incorporated by reference in this Registration Statement as of their respective dates:

•	Our prospectus dated December 10, 2007 filed pursuant to Rule 424(b)(4) of the Securities Act on December 11, 2007 (File No. 333-147620);

•

The descriptions of our Ordinary Shares and ADSs contained in the sections entitled “Description of Share Capital” and “Description of American Depositary Shares” in the prospectus constituting part of our Registration Statement on Form F-1 (File No. 333-147620), filed pursuant to Rule 424(b)(4) of the Securities Act on December 11, 2007, dated December 10, 2007, and all amendments and reports subsequently filed for the purpose of updating such descriptions.

We also incorporate by reference into this Registration Statement additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold.  Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our fifth amended and restated memorandum and articles of association permits indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Under our fifth amended and restated memorandum of association and our fifth amended and restated articles of association, both of which were adopted upon the closing of our initial public offering, we will indemnify our directors, officers, auditors, trustees and their heirs, executors, administrators and personal representatives respectively to the maximum extent permitted by law out of our assets from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful default. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our fifth amended and restated memorandum and articles of association.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to our Registration Statement on Form F-1, as amended (Registration No. 333-147620), we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-147620), also provides for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)               to include any material with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 20-F pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on May 23, 2008.

CHINAEDU CORPORATION

By:	/s/ Julia Huang
Name:	Julia Huang
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Julia Huang, Chairman, Chief Executive Officer and Interim Chief Financial Officer, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including, without limitation, any additional registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with respect hereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated on May 23, 2008.

Signature	Title

/s/ Julia Huang	Chairman, Chief Executive Officer (Principal Executive Officer) and
Name: Julia Huang	Interim Chief Financial Officer (Principal Financial Officer)

/s/ Qiang Guo	Financial Reporting Director (Principal Accounting Officer)
Name: Qiang Guo

/s/ Shawn Ding	Director
Name: Shawn Ding

/s/ Zonglian Gu	Director
Name: Zonglian Gu

/s/ Samuel Yen	Director
Name: Samuel Yen

/s/ Min Fan	Director
Name: Min Fan

/s/ Shasha Chang	Director
Name: Shasha Chang

EXHIBIT INDEX

Exhibit No.	Description

4.1	ChinaEdu Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-147620))
4.2

Form of Deposit Agreement among the Registrant, the Bank of New York, as Depositary, and owners and holders of American Depositary Shares (incorporated by reference to Exhibit 4.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-147620))

5.1*	Opinion of Conyers Dill & Pearman, counsel to the Registrant, regarding legality of the securities being issued
23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered accounting firm
23.2*	Consent of Conyers Dill & Pearman (included in the opinion filed as Exhibit 5.1)
24.1*	Powers of attorney (included on signature page)

*              Filed herewith.